Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 (File No. 333-256630) and Form S-8 (File No 333-265413 and 333-259748) of Fresh2 Group Limited (f/k/a AnPac Bio-Medical Science Co., Ltd.) of our report dated May 16, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the consolidated financial statements as of and for each of the two years ended December 31, 2021 of Fresh2 Group Limited and subsidiaries included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission on May 16, 2023. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Friedman LLP

New York, New York

May 16, 2023